Exhibit 99.1
AdCare Announces Strategic Plan to
Transition to a Facilities Holding Company
New Business Model Designed To Optimize Cash Flow and Unlock Shareholder Value
Conference Call to Discuss Transition Scheduled for July 24, 2014 at 10 a.m.

ATLANTA, GA, July 23, 2014-AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA), a recognized provider of senior living and healthcare facility management, today announced that the Board of Directors has approved, and management has begun to implement, a strategic plan to transition the Company to a healthcare property holding and leasing company. Through a series of leasing transactions, the operations of the Company’s currently owned and operated healthcare facilities, which are principally skilled nursing facilities, will be transitioned to third parties, and the properties AdCare leases will be sub-leased. The Board of Directors believes this new business model will help the Company unlock shareholder value by reducing risk, enhancing cash flow and enabling the Company to return cash to shareholders through a quarterly dividend.

“Over the last several months, the Board of Directors has actively evaluated a number of strategic alternatives to unlock long-term shareholder value, including a possible sale of the Company,” stated David Tenwick, AdCare’s Chairman and Interim Chief Executive Officer. “It became clear that the Company’s historical structure as an owner/operator was not conducive to maximizing value. The Board identified several elements of the business model which inhibited the Company’s ability to maximize the value of its assets. These elements included high ongoing G&A expenses, execution risk, and the fact that potential REIT buyers would have to find operators to manage all of AdCare’s properties. These factors reduced the number of potential parties interested in acquiring all or part of the Company, and resulted in valuations that the Board considered unacceptable. After careful analysis and consideration, the Board unanimously agreed to exit the day-to-day management of our healthcare facilities and begin transitioning the Company to a healthcare property holding and leasing company. This structure requires significant less working capital enabling the Company to begin returning cash to shareholders through an increasing quarterly dividend, commencing in the near term, while allowing the company to pursue strategic acquisitions, and the Board firmly believes this structure will ultimately maximize shareholder value.”

Under the strategic plan, the Company will execute a series of leasing transactions by which it will lease the operations of its currently owned and operated healthcare properties, and sub-lease properties the Company currently leases, to third parties, effectively exiting the operations of these facilities, and will transition its business to the ownership, acquisition and leasing of healthcare-related properties. The Company has identified and commenced discussions with regional operators to lease its facilities in Ohio, Oklahoma and Arkansas, representing 18 of the Company’s 34 facilities. Furthermore, certain regional operators in other markets, including Alabama, Georgia and South Carolina, have contacted the Company to discuss leasing the Company’s facilities in these regions.

The Company has scheduled a special meeting of shareholders to be held on October 14, 2014, at which it will seek shareholder approval of certain of the leasing transactions to the extent such approval may be required under Georgia law.

AdCare’s Strategic Priorities Include:

•	Seeking free cash flow and dividend yield rather than revenue growth.

•	Decreasing financial leverage to lower the cost of capital, reducing outstanding debt and associated interest expense, and releasing cash collateral.

•	Returning cash to shareholders through increasing quarterly dividend payments on the common stock resulting in an attractive dividend yield.

•	Made available to the Company additional strategic alternatives at improved valuations.

Anticipated Next Steps Under the Strategic Plan:

•
Negotiate and execute lease agreements with healthcare operators for all 34 properties in the current portfolio. Leases are expected to be executed on a “triple net” basis, designating the operators as solely responsible for all costs relating to the property, in addition to the lease payments.

•
Hold a special meeting of shareholders, scheduled for October 14, 2014, to seek shareholder approval of certain of the leasing transactions to the extent such approval may be required under Georgia law.

•
The Board plans to initiate a quarterly dividend payment on the common stock, expected to be $0.05 per common share, to be declared by the Board as soon as the fourth quarter of 2014 and paid in the first quarter of 2015. The Company expects to methodically increase the quarterly dividend payments at a targeted rate of $0.01 per share each quarter for the forseeable future.

•	Pursue alternative financing options in order to revamp the Company’s capital structure, reduce financing costs and increase flexibility.

•	Potentially grow and diversify the existing portfolio of properties over time by acquiring additional properties in different markets, also to be leased to local and regional healthcare providers.

Under the Strategic Plan, the Company Expects:

•	Revenue will be generated primarily by lease payments from the operators of the facilities.

•	Through headcount reductions and other expense-reducing efforts, G&A will be significantly reduced.

•	A significant improvement in earnings before taxes.

•	Existing net operating losses of approximately $25.8 million will be available to offset future taxable income.

Pro Forma Selected Financial Information
The table below compares selected financial information for 2013 actual results to the new model, which adjusts 2013 results as if all facilities were leased.

(Amounts in Millions)

AdCare Health Systems

	Old Model	New Model
In $000s	2013A	Run-Rate

Revenue	$ 222,847	$ 26,800
COGS	$ 185,612	0
Gross Profit	$ 37,235	$ 26,800

G&A	$ 19,032	$ 2,500

Adjusted EBITDAR from continuing operations	$ 19,391	$ 24,300

Rent	$ 7,028	$ 6,500

Interest	$ 12,888	$ 11,300

D&A	$ 7,940	$ 7,600

Net Cash Flow from Operations	$ 5,061	$ 8,500

*Preferred Stock Dividend	$ 1,564	$ 2,584

*Represents 2013 actual, current run-rate $2,584

Short/Mid-Term Opportunity
	Debt Refinance	$ 2,000
	Interest on Converts	$ 1,730
	Total Interest Savings	$ 3,730

See “Use of Non-GAAP Financial Information”  below for the definition of Adjusted EBITDAR from continuing operations, a non-GAAP financial measure, as well as an important discussion about the use of this measure and its reconciliation to GAAP net loss, the most directly comparable GAAP financial measure.

“This transition should immediately increase the visibility and predictability of our business and remove significant execution risk,” added Ron Fleming, AdCare’s Chief Financial Officer. “In addition, through refinancing efforts and the benefit of lower interest rates due to beneficial attributes of our new business model, we expect to lower our cost of capital over the next several quarters, improving earnings before income taxes.”
Advisors
SunTrust Robinson Humphrey served as financial advisor to the Company in its recent review of a possible sale of the Company and provided certain assistance to the Company in its evaluation of strategic alternatives. Rogers & Hardin LLP is serving as the Company’s outside legal counsel in connection with these matters.
Conference Call and Webcast
AdCare will hold a conference call to discuss its plan on Thursday, July 24, 2014 at 10 a.m., Eastern Time. Management will host a presentation, followed by a question and answer period.

•	Time: 10 a.m., Eastern Time

•	Date: Thursday, July 24, 2014

•	Dial-in: 1-888-417-8533 (domestic) or 1-719-457-2085 (international)

•
Slides: Management will provide slides to accompany the prepared comments. Slides will be available on the webcast, or can be downloaded in the investor relations section of AdCare’s website at www.adcarehealth.com.

•	Webcast: http://public.viavid.com/index.php?id=110136

Important Additional Information to be Filed With the Securities and Exchange Commission
This press release may be deemed to be solicitation material in respect of the proposed shareholder vote to be held at the Company’s special meeting of shareholders scheduled for October 14, 2014. In connection with the special meeting, the Company intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS PRESENTED AT THE SPECIAL MEETING. The definitive proxy statement (when available) will be mailed to shareholders of the Company. Shareholders will be able to obtain, without charge, a copy of the definitive proxy statement (when available) and other documents that the Company files with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents will also be available, without charge, by directing a request by mail or telephone to AdCare Health Systems, Inc., Attn: Corporate Secretary, at 1145 Hembree Road Roswell, Georgia 30076 or (678) 869-5116, or from the Company’s website, www.adcarehealth.com.
The Company and its directors and executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies in connection with the special meeting. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH POTENTIAL PARTICIPANTS WILL BE INCLUDED OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE).

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. Since the Company’s inception in 1988, it has owned and managed long-term care facilities and retirement communities, and has sought to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. The Company has implemented a strategic plan pursuant to which, through a series of leasing transactions, it will transition from an owner and operator of healthcare facilities to a healthcare property holding and leasing company. For more information about AdCare, visit www.adcarehealth.com.

Use of Non-GAAP Financial Information
Beginning with the reporting of results for the first quarter of 2011, the Company began to report the measures of Adjusted EBITDA from continuing operations and Adjusted EBITDAR from continuing operations. These are measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines: (i) “Adjusted EBITDA from continuing operations “ as net income (loss) from continuing operations before interest expense, income tax expense; depreciation and amortization (including amortization of non-cash stock-based compensation), acquisition costs (net of gains), loss on extinguishment of debt, derivative loss or gain and other non-routine adjustments; and (ii) “Adjusted EBITDAR from continuing operations” as net income (loss) from continuing operations before interest expense; income tax expense, depreciation and amortization (including amortization of non-cash stock-based compensation), acquisition costs (net of gains), loss on extinguishment of debt, derivative loss or gain, rent and other non-routine adjustments.

Adjusted EBITDA from continuing operations and Adjusted EBITDAR from continuing operations should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by, or used in, operations as determined in accordance with GAAP. Adjusted EBITDA from continuing operations and Adjusted EBITDAR from continuing operations are used by management to focus on operating performance and management without mixing in items of income and expense that relate to the financing and capitalization of the business, fixed rent or lease payments of facilities, derivative loss or gain, and certain acquisition related charges and other non-routine adjustments.

The Company believes these measures are useful to investors in evaluating the Company’s performance, results of operations and financial position for the following reasons:

They are helpful in identifying trends in the Company’s day-to-day performance because the items excluded have little or no significance to the Company’s day-to-day operations;
They provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and
They provide data that assists management to determine whether or not adjustments to current spending decisions are needed.

AdCare believes that the use of the measures provides a meaningful and consistent comparison of the Company’s underlying business between periods by eliminating certain items required by GAAP, which have little or no significance in the Company’s day-to-day operations.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (i) statements regarding the strategic plan to transition the Company to a healthcare property holding and leasing company; (ii) statements regarding expense reductions, alternative financing options, reduced financing costs, run-rates and improved valuations; (iii) statements regarding anticipated dividend payments; (iv) statements regarding additional strategic alternatives; (v) statements regarding financial and operational improvements; and (vi) statements regarding the outlook for financial metrics. Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission and include, among others, AdCare's ability to secure lines of credit and/or an acquisition credit facility, AdCare’s ability to refinance its current debt on more favorable terms, AdCare’s ability to expand its borrowing arrangement with certain existing lenders, AdCare’s ability to raise equity capital, AdCare’s ability to improve operating results, changes in the health care industry because of political and economic influences, changes in regulations governing the health care industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

In addition, each facility mentioned in this press release is operated by a separate, wholly owned, independent operating subsidiary that has its own management, employees and assets.
References to the consolidated Company and its assets and activities, as well as the use of terms such as “we,” “us,” “our,” and similar verbiage, is not meant to imply that AdCare Health Systems, Inc. has direct operating assets, employees or revenue or that any of the facilities, the home health business or other related businesses are operated by the same entity.

Company Contacts                Investor Relations
Ron Fleming, CFO                Brett Maas, Managing Partner
AdCare Health Systems, Inc.            Hayden IR
Tel (678) 869-5116                Tel (646) 536-7331
info@adcarehealth.com            brett@haydenir.com

Net Loss on a GAAP basis to Adjusted EBITDA from continuing operations and Adjusted EBITDAR from continuing operations

	Year Ended December 31,	New Model
(Amounts in 000’s)	2013	Proforma Run-Rate
Consolidated Statement of Operations Data:
Net Loss	$ (13,363)	$ (1,100)
Impact of Discontinued operations	2,248	0
Loss from continuing operations (Per GAAP)	(11,115)	(1,100)
Add back:
Interest expense, net	12,888	11,300
Income tax (benefit) expense	142	0
Amortization of stock based compensation	1,097	0
Depreciation and amortization	7,940	7,600
Acquisition costs, net of gain	562	0
Loss (gain) on extinguishment of debt	109	0
Loss on impairment - Goodwill	799	0
Derivative (gain) loss	(3,006)	0
Loss (gain) on disposal of assets	10	0
Audit committee investigation expense	2,386	0
Reincorporation - Georgia	91	0
Other (income) expense	306	0
Salary retirement and continuation costs	154	0
Adjusted EBITDA from continuing operations	12,363	17,800
Facility rent expense	7,028	6,500
Adjusted EBITDAR from continuing operations	$ 19,391	$ 24,300